Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-139194) of The Governor and Company of the Bank of Ireland of our report dated May 29, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F.
PricewaterhouseCoopers
Dublin, Ireland
May 29, 2009